Exhibit 99.1

Seattle Genetics Reports Third Quarter 2006 Financial Results and Pipeline Progress

Conference call today at 5:00 p.m. ET

Bothell, WA — October 24, 2006 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for the third quarter and nine months ended September 30, 2006.

“We are continuing to advance our diverse product pipeline, most notably by preparing to initiate in 2006 a phase II trial of SGN-40 in diffuse large B-cell lymphoma, a large market with a clear unmet medical need,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We also plan to start a phase I trial of SGN-35, our first proprietary auristatin-empowered antibody, by the end of this year. In addition, dose escalation is nearly complete in our phase I trial of SGN-33, and two of three planned NCI-sponsored combination studies of SGN-30 plus chemotherapy are open. We look forward to a strong presence at ASH in December with the presentation of data on multiple key programs.”

Revenues for the third quarter of 2006 were $2.4 million, compared to $2.6 million in the third quarter of 2005. For the first nine months of 2006, revenues were $7.4 million, approximately the same as revenues for the first nine months of 2005. Revenues are generated from fees, milestones and reimbursements earned through the Company’s antibody-drug conjugate (ADC) technology collaborations.

Total operating expenses for the third quarter of 2006 were $12.4 million, compared to $9.5 million for the third quarter of 2005. For the first nine months of 2006, total operating expenses were $36.4 million, compared to $31.5 million in the first nine months of 2005. The increase in both periods of 2006 was driven primarily by higher non-cash stock-based compensation expense, as well as increased employee costs. In addition, SGN-40 and SGN-33 clinical and development costs were higher in 2006, reflecting the increased efforts on these programs. Contract manufacturing costs were lower in 2006 due to decreased manufacturing needs during the periods.

Net loss for the third quarter of 2006 was $8.6 million, or $0.17 per share, compared to $6.2 million, or $0.15 per share, for the same period in 2005. For the nine months ended September 30, 2006, net loss was $26.0 million, or $0.54 per share, compared to $22.1 million, or $0.52 per share, for the same period in 2005.

As of September 30, 2006, Seattle Genetics had $96.4 million in cash and investments, compared to $104.1 million as of June 30, 2006.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 366-7417 (domestic) or (303) 262-2140 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11073342. The telephone replay will be available until 4:00 p.m. PT on October 26, 2006.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including non-Hodgkin’s lymphoma, multiple myeloma, acute myeloid leukemia and Hodgkin’s disease. The company has also developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials and planned data presentations. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$86,875	$42,471
Other current assets	2,532	1,675

Total current assets	89,407	44,146
Property and equipment, net	7,864	8,532
Long-term investments	9,496	36,736
Restricted investments	494	605

Total assets	$107,261	$90,019

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,197	$5,045
Deferred revenue	4,156	6,053

Total current liabilities	9,353	11,098

Deferred rent	517	513
Deferred revenue, net of current portion	648	2,950

Total long-term liabilities	1,165	3,463

Stockholders’ equity	96,743	75,458

Total liabilities and stockholders’ equity	$107,261	$90,019

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended September 30		Nine months ended September 30,
	2006	2005	2006	2005
Revenues	$2,441	$2,632	$7,422	$7,438
Expenses
Research and development	9,797	7,806	29,055	26,146
General and administrative	2,619	1,664	7,328	5,366

Total operating expenses	12,416	9,470	36,383	31,512

Loss from operations	(9,975)	(6,838)	(28,961)	(24,074)
Investment income, net	1,326	667	2,966	1,990

Net loss	$(8,649)	$(6,171)	$(25,995)	$(22,084)

Basic and diluted net loss per share	$(0.17)	$(0.15)	$(0.54)	$(0.52)

Weighted-average shares used in computing basic and diluted net loss per share	50,997	42,317	47,862	42,191